Exhibit 99.1

Arbinet Says Securities Class Action Lawsuit Without Merit

New Brunswick, NJ, September 1, 2005 –Arbinet-thexchange, Inc. (Nasdaq: ARBX) today announced that it has been named as a defendant in a purported securities class action lawsuit filed in the Superior Court of New Jersey. The suit is allegedly brought on behalf of purchasers of the Company’s common stock issued in its Initial Public Offering and alleges a violation of Section 11 of the Securities Act of 1933. The complaint also names as defendants certain of the Company’s underwriters and directors. The complaint alleges, among other things, that the Company made misstatements or omissions in its Initial Public Offering registration statement filed with the SEC on December 16, 2004.

The Company believes the allegations in the complaint are without merit and intends to vigorously defend them.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of- the-art facilities.

Contacts:
Mike Lemberg Arbinet 1.732.509.9220 mlemberg@arbinet.com	David Pasquale or Denise Roche The Ruth Group 1.646.536.7006 / 1.646-526-7008 dpasquale@theruthgroup.com / droche@theruthgroup.com